UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 12, 2014 (November 17, 2014)

MEDICAN ENTERPRISES, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-53408	87-0474017
(Commission File Number)	(IRS Employer Identification No.)

3440 E. Russell Road, Las Vegas, NV, 89120
(Address of Principal Executive Offices)

(800) 416-8802
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities

Tangiers Note

On November 25, 2014, Medican Enterprises, Inc. (“the Company”) entered into a Note Purchase Agreement with Tangiers Investment Group, LLC ("Tangiers"), for the sale of a 10% convertible promissory note in the principal amount of up to $220,000 (the "Tangiers Note"). The initial amount delivered to the Company under the Tangiers Note was $75,000, with an additional $7,500 (the "Fee") of the financing amount retained by Tangiers through an original issue discount for due diligence and legal bills related to the transaction. The financing on the initial amount closed on December 9, 2014. Tangiers has the option to finance additional amounts, up to the balance of the $220,000, within 180 days from the date of the Tangiers Note.

The principal due under the Tangiers Note bears interest at the rate of 10% per annum. Upon an event of default, interest will accrue at the lower of 20% or the highest rate permitted by law.  All interest and principal must be repaid on or before November 25, 2015. The principal and interest underlying the Tangiers Note is convertible at any time into common stock, at Tangiers's option, and will be equal to 58% of the lowest trading price of the Company’s common stock during the ten consecutive trading days prior to the date on which Tangiers (or the then-holder of the Tangiers Note) elects to convert all or part of the Tangiers Note. In connection therewith, Company agreed to reserve from its authorized and unissued shares at least four times the number of shares that may be issuable upon conversion of the note.

The Tangiers Note may be prepaid in whole or in part by the Company within 180 days for 135% of the face value of the Tangiers Note plus accrued interest. After 180 days, the Tangiers Note may not be prepaid without the consent of all parties.

KBM Note

On November 17, 2014 (the “Issue Date”), the Company entered into a Securities Purchase Agreement with KBM Worldwide, Inc. ("KBM"), for the sale of an 8% convertible note in the principal amount of $43,000 (the "KBM Note"). The financing closed on November 26, 2014.

The KBM Note bears interest at the rate of 8% per annum. Upon an event of default, interest will accrue at 22% per annum. All interest and principal must be repaid on August 28, 2015. Beginning May 13, 2015 (180 days from the Issue Date), the principal and interest underlying the KBM Note is convertible into common stock, at KBM's option, at a 42% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion, subject to adjustment. The Company may prepay the KBM Note in full by paying off all principal, interest and any other amounts owing multiplied by (i) 115% if prepaid during the period commencing on the Issue Date through 30 days thereafter, (ii) 120% if prepaid between 31 days and 60 days following the Issue Date, (iii) 125% if prepaid between 61 days and 90 days following the Issue Date, (iv) 130% if prepaid between 91 days and 120 days following the Issue Date, (v) 135% if prepaid between 121 days and 150 days following the Issue Date, and (vi) 140% if prepaid between 151 days and 180 days following the Issue Date. After the expiration of 180 days following the date of the KBM Note, the Company has no right of prepayment.

Pursuant to the Securities Purchase Agreement with KBM, the Company also granted KBM a right of first refusal, for a period of six months following the closing date, to participate in certain future equity (or debt with equity component) financings less than $100,000.

The issuance of the Tangiers Note and KBM Note were made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) of the Act and/or Rule 506(b) of Regulation D promulgated there under since, among other things, the above transactions did not involve public offerings. The above investors are accredited investors, had access to information about the Company and their investments, took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

The foregoing summaries of the terms of the Tangiers Note, KBM Note, Note Purchase Agreement and Securities Purchase Agreement are subject to, and qualified in their entirety by, the agreements attached hereto as Exhibits 4.1, 4.2, 10.1 and 10.2, respectively, which are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit
4.1	10% Convertible Promissory Note dated November 25, 2014 issued to Tangiers Investment Group, LLC
4.2	8% Convertible Promissory Note dated November 17, 2014 issued to KBM Worldwide, Inc.
10.1	Note Purchase Agreement dated November 25, 2014 by and between the Company and Tangiers Investment Group, LLC
10.2	Securities Purchase Agreement dated November 17, 2014 by and between the Company and KBM Worldwide, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAN ENTERPRISES, INC.

December 12, 2014	By:	/s/ Kenneth Williams
Kenneth Williams
Chief Executive Officer and Director